Exhibit 99.1

CHINATEL ACQUIRES 51% EQUITY STAKE IN CHINESE HYDROGEN FUEL CELL MANUFACTURER VN TECH

ChinaTel embraces a cleaner, greener, and cheaper alternative for back-up power used to operate telecommunications infrastructure equipment

SAN DIEGO, CA – April __, 2011 –China Tel Group, Inc. (“ChinaTel”) (OTCQB:CHTL), a US-based operator of wireless broadband and telecommunications networks, today announced it has signed a subscription and shareholder agreement with Shenzhen VN Technologies Co., Ltd. (“VN Tech”).  The parties will form a joint venture operating company that will manufacture, distribute and sell hydrogen fuel cell systems.  ChinaTel is paying VN Tech five million shares of its Series A common stock in exchange for a 51% stake in the joint venture.  VN Tech is transferring to the joint venture its intellectual property rights and its relationships with key industry members in the Peoples Republic of China (“PRC”) in exchange for a 49% stake in the joint venture.  The transaction has been structured to allow ChinaTel to report the results of the venture’s operations on ChinaTel’s consolidated financial statements in the same manner as its other subsidiaries.

The venture will deliver fuel cell systems that satisfy the telecommunication industry standard to provide back-up battery power to operate data centers and remotely located infrastructure equipment during periods where primary electrical transmission is interrupted for any reason.  Hydrogen fuel cell systems provide an operator long term cost savings and other advantages compared to conventional back-up power sources.  For example, back-up power for a modern wireless base transceiver station (“BTS”) typically relies on a lithium-ion or other rechargeable battery that costs $2,500-$3,500 and weighs approximately 350 kg.  These BTS batteries draw electrical power to maintain their charge, require periodic maintenance and replacement every 2-3 years (with environmental burdens related to disposal), and have a back-up storage capacity of only 4 hours before needing to be supplemented by diesel or gasoline generators.  Hydrogen based fuel cell systems have a higher initial cost, but weigh less than 20 kg, require no maintenance, do not require separate cooling systems, last indefinitely, and the fuel source is compact enough to be stored on site in quantities sufficient for a prolonged power outage.

ChinaTel predicts a robust market for hydrogen fuel cell systems in the PRC, which already has an estimated 1.3 million BTS units requiring back-up power, with 100,000 additional BTS units projected to come on line each year.  ChinaTel expects the venture to sell fuel cell systems to leading infrastructure manufactures as OEM branded equipment.  ChinaTel will itself be a customer for the venture’s products by substituting hydrogen fuel cells for conventional batteries on all its future BTS orders.  Under the terms of the agreement, ChinaTel enjoys a 10% discount compared to the lowest price charged to any other telecommunications network operator.  ChinaTel’s discount applies to any project in which it has at least a 25% direct or indirect ownership interest.

“We are proud of this opportunity to reduce the total carbon footprint of not only our own operations but those of the entire telecommunications industry,” remarked ChinaTel’s CEO, George Alvarez.  “The less energy needed to manufacture, operate, and replace these components, the better for the environment and for our bottom line.”

For more information about ChinaTel, visit www.chinatelgroup.com.  In addition, executives from ChinaTel are now available for media and analysts interviews.

About China Tel Group, Inc.
ChinaTel acquires spectrum assets through acquisition or joint venture relationships, and provides capital, engineering, architectural and construction services related to the build-out of wireless broadband telecommunications networks, which it then operates by offering services attractive to residential, enterprise and government subscribers.  ChinaTel currently focuses on emerging markets where internet penetration rate is low relative to the capacity of incumbent operators to provide comparable cutting edge services, and/or where the entry cost to acquire spectrum is low relative to projected subscribers.  ChinaTel currently has project operations in People’s Republic of China and Peru.  Additional target markets include countries in Latin America, the Caribbean, Southeast Asia and Eastern Europe.  ChinaTel’s administrative headquarters are in San Diego, California.  For more information, please visit www.chinatelgroup.com.

Safe Harbor Statement
This press release contains forward-looking statements that involve risks and uncertainties.  Actual results, events and performances could vary materially from those contemplated by these forward-looking statements.  These statements involve known and unknown risks and uncertainties, which may cause the Company's actual results, expressed or implied, to differ materially from expected results.  These risks and uncertainties include, among other things, product demand and market competition.  You should independently investigate and fully understand all risks before making an investment decision.

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ChinaTel Contacts:

Media/Analyst Relations	Retail Investors
Kimberley Brown	Tim Matula
Core Insights 360 PR	ChinaTel Group, Inc.
Public Relations	Investor Relations
1-404-314-2900	(Toll Free) 1-877-260-9170
kbrown@coreinsights360.com	investors@chinatelgroup.com